                               INVIVO CORPORATION

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD DECEMBER 10, 1998
                            ------------------------

TO THE STOCKHOLDERS OF
INVIVO CORPORATION:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Invivo Corporation (the "Company"), a Delaware corporation, will be held on December 10, 1998 at 10:00 a.m. at the Company's offices located at 4900 Hopyard Rd., Suite 210, Pleasanton, California, 94588 for the following purposes:

          1. To elect directors to serve for the ensuing year and until their successors are elected.

          2. To ratify the selection of KPMG Peat Marwick LLP as independent public auditors of the Company.

          3. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     The Board of Directors has fixed the close of business on November 6, 1998 as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment thereof.

     WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTPAID ENVELOPE. IF YOU ARE ABLE TO ATTEND THE MEETING AND WISH TO VOTE YOUR SHARES PERSONALLY, YOU MAY DO SO AT ANY TIME BEFORE THE PROXY IS EXERCISED.

                                          By Order of the Board of Directors

                                          James B. Hawkins
                                          Secretary
November 12, 1998

                               INVIVO CORPORATION

                            ------------------------

                                PROXY STATEMENT

                            ------------------------

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

     The enclosed proxy is solicited on behalf of the Board of Directors of Invivo Corporation (the "Company") for use at the Annual Meeting of Stockholders to be held on December 10, 1998 at 10:00 a.m. at the Company's offices located at 4900 Hopyard Rd., Suite 210, Pleasanton, California, 94588.

VOTING

     The record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment thereof has been fixed as November 6, 1998. As of that date, there were outstanding 3,273,668 shares of Common Stock of the Company. Each stockholder will be entitled to one vote for each share of common stock held on all matters to be voted upon. Abstentions are considered as shares present and entitled to vote and therefore will have the same effect as a vote against a matter presented at the meeting. Broker non-votes are considered as shares not entitled to vote with respect to such matters, but are counted toward the establishment of a quorum. Subject to prior revocation, all shares represented at the meeting by properly executed proxies will be voted in accordance with specifications on the proxy. If no specification is made, the shares will be voted in favor of: (i) the election of nominees provided for herein as directors; and (ii) the ratification of KPMG Peat Marwick LLP as independent public auditors of the Company.

REVOCABILITY OF PROXIES

     Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company's principal executive office, 4900 Hopyard Rd., Suite 210, Pleasanton, California, 94588, a written notice of revocation or duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person.

SOLICITATION

     The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the enclosed proxy and any additional information furnished to stockholders. Copies of solicitation material will be furnished to stockholders, and to brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid for any such services.

     This proxy statement and the accompanying proxy card are being mailed to all stockholders on or about November 12, 1998.

                                   PROPOSAL 1

                      NOMINATION AND ELECTION OF DIRECTORS

     Each director to be elected will hold office until the next annual meeting of stockholders and until his successor is elected and has qualified, or until his death, resignation or removal. Mr. Goggio, Mr. Hawkins,

Mr. Sarlo and Ms. DeBuono are currently directors of the Company. There are no family relationships among executive officers or directors of the Company, except that Mr. Hawkins, the President, Chief Executive Officer, Secretary and a director, and Mr. Glenn, the Chief Financial Officer, are brothers-in-law.

          MANAGEMENT RECOMMENDS A VOTE IN FAVOR OF EACH NAMED NOMINEE

     Shares of Common Stock represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the five nominees named below. In the event that any nominee should become unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unavailable to serve. The five candidates receiving the highest number of the affirmative votes cast at the Annual Meeting will be elected directors of the Company.

NOMINEES:

     The names, ages and periods of service on the Company's Board of Directors of the nominees, and certain other information about them, is set forth below:

                                                                     DIRECTOR
                            NAME                              AGE     SINCE
                            ----                              ---    --------
James B. Hawkins(1).........................................  43       1985
Ernest C. Goggio(2).........................................  75       1986
George S. Sarlo(1,2)........................................  60       1991
Laureen DeBuono(1,2)........................................  41       1998
Roger Susi..................................................  45         --

---------------
(1) Member of the Audit Committee.

(2) Member of the Compensation Committee.

     Mr. Hawkins has been President, Chief Executive Officer and a director of the Company, and its predecessor, since August 1985. He has served as Secretary of the Company since September 1986. Mr. Hawkins has served as a director of Pillar Corporation, a major stockholder of the Company, since August 1987.

     Mr. Goggio has served as Chairman of the Board of Directors of the Company since November 1986. He has been President and Chairman of the Board of Directors of Pillar Corporation since 1966. Pillar Corporation, based in Milwaukee, Wisconsin, manufactures corona treater equipment for the plastics industry and heat induction and melting equipment for the metals industry.

     Mr. Sarlo has been a director of the Company since January 1991. He has been a general partner of the Walden Group of venture capital funds since 1974. Mr. Sarlo also founded and has served as Chairman of the Board of Directors of Ashfield and Co. Inc., an investment management company, since 1973.

     Ms. DeBuono has been a director of the Company since February 1998. Effective October, 1998, Ms. DeBuono became Chief Operating Officer and Chief Financial Officer of ReSound Corporation, a hearing health care company that manufactures and markets advanced hearing devices. Ms. DeBuono also serves as a Managing Principal of CEO Management Advisors. From 1992 to mid-1998, Ms. DeBuono was Executive Vice President and General Counsel of Nellcor Puritan Bennett Inc., a medical device company.

     Mr. Susi founded and served as President of Invivo Research Inc., a wholly owned subsidiary of Invivo Corporation, from 1986 to November 1998. Invivo Research Inc. is a manufacturer of vital signs monitoring equipment for the healthcare market. Effective November 1, 1998, Mr. Susi became Chairman of the Board of Directors of Invivo Research Inc. In connection with the sale of Invivo Research Inc. to the Company in 1992, Mr. Susi has certain rights to receive installment payments at times selected by him or the Company. In fiscal 1998, he elected to receive a payment totaling $465,000. For further information regarding these payments see Note 2 in the Fiscal 1998 consolidated financial statements.

                  STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

     The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock as of September 30, 1998 by
(i) each person known by the Company to beneficially own more than 5% of the Company's Common Stock, (ii) each director and nominee to the Board of Directors, (iii) the Chief Executive Officer and each other executive officer of the Company as of June 30, 1998 whose salary and bonus for the year ended June 30, 1998 exceeded $100,000, and (iv) all officers and directors of the Company as a group.

                                                   AMOUNT OF
                                                  BENEFICIAL           PERCENTAGE
                    NAME*                       OWNERSHIP(1)(2)        OF SHARES
                    -----                       ---------------        ----------
Pillar Corporation............................       639,986              19.6%
  330 E. Kilbourn Ave. Suite 710
  Milwaukee, WI 53202
Ernest C. Goggio..............................       706,986(3)           21.5%
Botti Brown Asset Management..................       274,480               8.4%
  655 Montgomery Street, Suite 600
  San Francisco, CA 94111
James B. Hawkins..............................       277,416(4)            8.1%
State Street Research & Management Co.........       196,500               6.0%
  One Financial Center
  Boston, MA 02111
Willow Creek Management.......................       179,300               5.5%
  17 East Sir Francis Drake Blvd
  Larkspur, CA 94939
George S. Sarlo...............................       110,300(5)            3.3%
Roger Susi....................................        40,250(6)            1.2%
Laureen DeBuono...............................            --                --
John F. Glenn.................................        21,500(7)            0.7%
F. Larry Young................................        17,500(8)            0.5%
All executive officers and directors as a
  group (7 persons)...........................     1,173,952(3)(9)        32.8%

---------------
 * The address of each of the directors or executive officers is c/o Invivo Corporation, 4900 Hopyard Rd. Suite 210, Pleasanton, CA 94588

(1) Each of the individuals included in the table has sole voting and investment power over the shares listed, subject to the right of his spouse, if any, under applicable community property laws.

(2) Except as indicated, amounts do not reflect shares reserved for issuance for options granted under the Company's Stock Option Plan or non-qualified stock option agreements.

(3) Includes the shares of Common Stock owned of record by Pillar Corporation, of which Mr. Goggio is the President and majority stockholder and 14,000 shares of Common Stock issuable upon exercise of stock options exercisable within 60 days.

(4) Includes 167,500 shares of Common Stock issuable upon exercise of stock options exercisable within 60 days.

(5) Includes 64,000 shares of Common Stock issuable upon exercise of stock options exercisable within 60 days.

(6) Includes 20,000 shares of Common Stock issuable upon exercise of stock options exercisable within 60 days.

(7) Includes 21,500 shares of Common Stock issuable upon exercise of stock options exercisable within 60 days.

(8) Includes 17,500 shares of Common Stock issuable upon exercise of stock options exercisable within 60 days.

(9) Includes 304,500 shares of Common stock issuable upon exercise of stock options exercisable within 60 days.

BOARD AND BOARD COMMITTEE MEETINGS

     During the year ended June 30, 1998, the Board of Directors held six meetings. All of the directors attended all of the Board meetings that occurred on or after the date they joined the Board of Directors.

     During the year ended June 30, 1998, the Audit Committee of the Board of Directors held one meeting. Each Committee member attended the meeting. The Audit Committee recommends engagement of the Company's independent auditors, reviews and approves services performed by such auditors, reviews and evaluates the Company's accounting system and its system of internal controls and performs other related duties delegated to such Committee by the Board.

     During the year ended June 30, 1998, the Compensation Committee held one meeting. Each Committee member attended the meeting. The Compensation Committee determines the overall compensation policy for senior management of the Company, and recommends to the Board of Directors new compensation programs or changes in existing programs which the Committee finds appropriate.

     The Board has not established a nominating committee.

                             EXECUTIVE COMPENSATION

     The following table sets forth information concerning the compensation of the Chief Executive Officer of the Company and the other most highly compensated executive officers of the Company as of June 30, 1998 whose total salary and bonus for the fiscal year ended June 30, 1998 exceeded $100,000 for services in all capacities to the Company and its subsidiaries during such fiscal year.

                           SUMMARY COMPENSATION TABLE

                                                                        LONG-TERM COMPENSATION AWARDS
                                          ANNUAL COMPENSATION          --------------------------------
                                    -------------------------------    SECURITIES
                                    FISCAL                             UNDERLYING        ALL OTHER
   NAME AND PRINCIPAL POSITION       YEAR     SALARY($)    BONUS($)    OPTIONS(#)    COMPENSATION($)(1)
   ---------------------------      ------    ---------    --------    ----------    ------------------
James Hawkins.....................   1998      231,000      40,000           --            2,075
  President and                      1997      231,000          --       35,000            1,500
  Chief Executive Officer            1996      220,000      45,000           --            1,500
John F. Glenn.....................   1998      125,000      30,000           --              969
  Vice President of Finance/         1997      121,000          --       15,000            1,069
  Chief Financial Officer            1996      115,000      15,000           --            1,444
F. Larry Young....................   1998      115,000      25,000           --            1,150
  Vice President of Operations       1997      111,000          --       15,000            1,224
                                     1996      105,000      14,000           --            1,326

---------------
(1) The amounts shown represent Company contributions to the Company's 401(k) Savings Plan.

                                 STOCK OPTIONS

     The following table sets forth the number of options exercised and the value realized upon exercise by the named executive officers during the fiscal year ended June 30, 1998 and the value of outstanding options held by such executive officers as of June 30, 1998.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

                                                                       NUMBER OF
                                                                      SECURITIES           VALUE OF
                                                                      UNDERLYING         UNEXERCISED
                                                                      UNEXERCISED        IN-THE-MONEY
                                                                     OPTIONS/SARS        OPTIONS/SARS
                                                                     AT FY-END(#)        AT FY-END($)
                               SHARES ACQUIRED    VALUE REALIZED     EXERCISABLE/        EXERCISABLE/
           NAME                ON EXERCISE(#)          ($)           UNEXERCISABLE     UNEXERCISABLE(1)
           ----                ---------------    --------------    ---------------    ----------------
James Hawkins..............            --                --         167,500/17,500     1,443,125/30,625
John F. Glenn..............         2,000             9,250          21,500/ 7,500       100,625/13,125
F. Larry Young.............                                          17,500/ 7,500        75,625/13,125

---------------
(1) The value of unexercised options is calculated by multiplying the number of options outstanding by the difference between the option exercise price and the June 30, 1998 closing price of $13.25 per share of the Company's common stock as reported on The Nasdaq National Market.

                             DIRECTOR COMPENSATION

     Members of the Board of Directors who are not officers of the Company are entitled to receive fees of $600 for, and reimbursement for travel expenses incurred in connection with, each Board of Directors meeting attended, except for Ms. DeBuono who receives $1,500 for each board meeting attended. Ms. DeBuono also receives an annual retainer fee for consulting services of $10,000.

     Mr. Goggio and Mr. Sarlo each received options to purchase 4,000 shares of the Company's Common Stock in fiscal 1998 pursuant to the automatic grant provisions of the 1994 Stock Option Plan. In February, 1998, Ms. DeBuono and Mr. Goggio each received options to purchase 20,000 shares of the Company's Common Stock under the 1994 Stock Option Plan. In a separate agreement dated February, 1998, the Walden Management Corporation Pension Fund for the Benefit of George Sarlo received options to purchase 20,000 shares of the Company's Common Stock. All of the options granted to directors in fiscal 1998 are exercisable at an exercise price equal to the fair market value of the Common Stock on the date of grant and become exercisable on a cumulative basis as to one-half of the total number of shares covered on each of the first and second anniversary dates of the date of grant of the option. All elected directors will be entitled to receive additional annual grants of options to purchase 4,000 shares of Common Stock under the 1994 Stock Option Plan on the anniversary date of the annual meeting of stockholders and each year for as long as they serve as independent directors of the Company.

     During fiscal years 1996, 1997 and 1998, the Company provided an automobile and paid annual fees of $64,700 to Mr. Goggio for business consulting services to the Company.

     The Company has entered into indemnification agreements with each of its directors and executive officers. Such agreements require the Company to indemnify such individuals to the full extent permitted by law.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. Goggio, Mr. Sarlo and Ms. DeBuono serve as the Compensation Committee of the Board of Directors. None of the members of the Compensation Committee are an employee of the Company. Mr. Hawkins, the Company's President and CEO, served as a director of Pillar Corporation in fiscal 1998. Mr. Goggio is the President and Chairman of the Board of Pillar Corporation. See "Director Compensation" above for a description of options granted to, and consulting fees paid to, Messrs. Goggio and Sarlo and Ms. DeBuono.

                         COMPENSATION COMMITTEE REPORT

COMPENSATION COMMITTEE

     The Compensation Committee currently consists of Mr. Goggio and Mr. Sarlo and Ms. DeBuono. The Compensation Committee determines on an annual basis the compensation to be paid to the Chief Executive Officer and the senior executive officers of the Company.

     The Compensation Committee believes that in order for the Company to succeed it must be able to attract and retain qualified executive officers. In determining the type and amount of executive officer compensation, the objectives of the Compensation Committee are to provide levels of base compensation and bonuses that will attract and retain talented executive officers and align their interests with the success of the Company. The Company's executive officer compensation program is comprised of base salary, an annual cash bonus, and stock options. The Company has developed and implemented compensation policies, plans and programs which seek to enhance the profitability of the Company and increase stockholder value.

BASE SALARIES

     The Company's policy is to maintain base salaries competitive with salaries paid to similarly situated executive officers in other middle market companies (i.e. those with sales of $100 million or less) that are believed to be comparable for compensation purposes by the Compensation Committee. Adjustments to base compensation will generally be made based upon competitive market conditions as well as assigned responsibility and performance as measured against specific goals and objectives of the Company and individual employees. The Compensation Committee has not established a particular group or listing of generally comparable companies for this purpose and may evaluate different companies on a year to year basis.

BONUSES

     An integral part of the Company's compensation of senior executive officers has been the annual payment of cash bonuses. The amount of these bonuses is based in part on the review of compensation practices of comparable size companies referred to in the above paragraph. Further, the amount of bonuses in any year is significantly dependent on the Company's operating performance relative to its goals, as well as to other considerations that may be deemed relevant in any given year or instance by the Compensation Committee.

CHIEF EXECUTIVE OFFICER COMPENSATION

     In determining the compensation of Mr. Hawkins, the Compensation Committee evaluated Mr. Hawkins' responsibilities and performance and the overall results of the Company to determine the total compensation paid. Mr. Hawkins' base compensation level remained the same at $231,000 for fiscal 1998 as compared to fiscal 1997. For fiscal 1998, Mr. Hawkins received a bonus of $40,000 under the executive bonus plan. The bonus in fiscal 1998 was due to the increase in profitability in fiscal 1998 as compared to fiscal 1997.

        Ernest C. Goggio, Chairman      George Sarlo     Laureen DeBuono

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who beneficially own more than ten percent of the Company's Common Stock to file reports of their initial ownership of the Company's Common Stock and subsequent changes in such ownership with the Securities and Exchange Commission (the "SEC") within prescribed time periods. Officers, directors and greater than ten percent shareholders are required by SEC regulations to furnish the Company copies of all Section 16(a) forms filed.

     Based solely on review of copies of SEC Forms 3, 4, and 5, and any amendments to such forms furnished to the Company, the Company believes that with respect to the Company's most recent fiscal year all Section 16(a) filing obligations were met on a timely basis.

                               PERFORMANCE GRAPH

     The following performance graph compares the performance of the Company's Common Stock to the NASDAQ Stock Market (U.S.) Index and to the NASDAQ Non-Financial Index. Given the large number of the Company's product lines, the Company was unable to identify a peer group of companies based on a common business. The graph assumes that the value of the investment in the Company's common stock and each index was $100 at June 30, 1993 and that all dividends were reinvested.

                 COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
                           AMONG INVIVO CORPORATION,
                      THE NASDAQ STOCK MARKET (U.S.) INDEX
                       AND THE NASDAQ NON-FINANCIAL INDEX

                                         INVIVO           NASDAQ STOCK         NASDAQ NON-
                                       CORPORATION        MARKET (U.S.)         FINANCIAL
6/93                                     100.00              100.00              100.00
6/94                                     162.00              100.96               97.54
6/95                                     184.00              134.77              134.02
6/96                                     168.00              173.03              170.17
6/97                                     124.00              210.38              200.00
6/98                                     212.00              277.61              262.27

---------------

* $100 invested on June 30, 1993 in stock or index, including reinvestment of dividends, fiscal year ending June 30.

                                   PROPOSAL 2

            RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC AUDITORS

     The Board of Directors has selected KPMG Peat Marwick LLP as the Company's independent public auditors for the year ended June 30, 1999, and has further directed that management submit the selection of independent public auditors for ratification by the stockholders at the Annual Meeting. KPMG Peat Marwick LLP has audited the Company's financial statements since 1985. Representatives of KPMG Peat Marwick

LLP are expected to be present at the Annual Meeting, and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

     Stockholder ratification of the selection of KPMG Peat Marwick LLP as the Company's independent public auditors is not required by the Company's Bylaws or otherwise. However, the Board is submitting the selection of KPMG Peat Marwick LLP to the stockholders for ratification as a matter of good corporate practice. In the event the stockholders fail to ratify the selection, the Board will reconsider whether or not to retain that firm.

     Even if the selection is ratified, the Board in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the Board feels that such a change would be in the best interests of the Company and its stockholders. The affirmative vote of the holders of a majority of the votes attributable to outstanding shares present or represented at the Annual Meeting will be required to ratify the selection of KPMG Peat Marwick LLP.

       THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THE PROPOSAL.

                             STOCKHOLDER PROPOSALS

     Proposals of stockholders that are intended to be presented by such stockholders at the Company's next Annual Meeting of stockholders must be received by the Company no later than July 15, 1999 in order to be included in the proxy statement and proxy relating to that meeting.

     If a stockholder intends to present a proposal at the Company's next Annual Meeting of stockholders which is not to be included in the Company's proxy statement for such meeting, the proxy holders named by the Company's Board of Directors for such meeting may be able to use their discretionary power to vote on such proposal. The proxy holders will be able to exercise their discretionary voting power on such a proposal unless the stockholder gives notice to the Company in accordance with rules adopted by the Securities and Exchange Commission no later than September 28, 1999. The proxy holders named by the Company's Board of Directors for the 1998 Annual Meeting may exercise their discretionary voting power on stockholder proposals brought before the 1998 Annual Meeting as to which notice was not given to the Company prior to September 28, 1998.

                                 OTHER MATTERS

     The Company knows of no other matters to be submitted to the meeting. However, if any other matters are properly presented to the Annual Meeting it is the intention of the persons named in the accompanying proxy to vote in respect thereof in accordance with their best judgment.

     The Board of Directors hopes that stockholders will attend the meeting. Whether or not you plan to attend, you are urged to complete, sign and return the enclosed proxy in the accompanying envelope. A prompt response will greatly facilitate arrangements for the meeting, and your cooperation will be appreciated. Stockholders who attend the meeting may vote their shares personally even though they have sent in their proxies.

                                          By Order of the Board of Directors

                                          James B. Hawkins
                                          Secretary
November 12, 1998

                               INVIVO CORPORATION

  PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR ANNUAL MEETING OF STOCKHOLDERS


The undersigned hereby appoints Ernest C. Goggio and James B. Hawkins, or either of them, each with power of substitution and revocation, as the proxy or proxies of the undersigned to represent the undersigned and vote all shares of the Common Stock, $.0008 par value, of INVIVO CORPORATION, which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of Invivo Corporation, to be held on December 10, 1998 at 10:00 a.m. at the Company's offices located at 4900 Hopyard Drive, Suite 210, Pleasanton, California, and any adjournments thereof, upon the following matters:

1.      To elect directors.            [  ]
        For ALL Nominees Listed Below

        For All Nominees Except as Crossed Out Below  [  ]

INSTRUCTION: To withhold authority for any individual nominee, cross out the nominee's name in the following list:

Ernest C. Goggio, James B. Hawkins, George Sarlo, Laureen DeBuono, Roger Susi


WITHHOLD AUTHORITY -do not vote for any nominees  [  ]

(Continued from other side)

2. To ratify the selection of KPMG Peat Marwick LLP as independent public auditors of the Company.

        [  ] FOR              [  ] AGAINST          [  ] ABSTAIN

3. With discretionary authority on such matters as may properly come before the meeting.

        [  ] FOR              [  ] AGAINST          [  ] ABSTAIN


The shares covered by this proxy will be voted in accordance with the choices made. WHEN NO CHOICE IS MADE, THIS PROXY WILL BE VOTED FOR ALL LISTED NOMINEES FOR DIRECTOR AND FOR PROPOSALS 2 AND 3.

The Annual Meeting may be held as scheduled only if a majority of the shares outstanding are represented at the meeting by attendance or proxy. Accordingly, please complete this proxy and return it promptly in the enclosed envelope.

                                Please date and sign exactly as your name(s) appear on your shares. If signing for estates, trusts or corporations, title or capacity should be stated. If shares are held jointly, each holder should sign.

                                ----------------------------------------


                                ----------------------------------------
                                      Signature of Stockholder(s)

                                   Dated                   , 1998
                                         ------------------